Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-235975

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated April 9, 2020)

11,389,969 Shares of Common Stock

This prospectus supplement supplements the prospectus, dated April 9, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-235975). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 2020 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the prospectus (the “selling stockholders”) of up to 11,389,969 shares of our common stock, par value $0.0001 per share, consisting of: (i) up to 5,160,409 shares of common stock issued pursuant to that certain Share Exchange Agreement, dated as of September 29, 2019 (the “Share Exchange Agreement”), by and among Immunovant, Inc. (formerly Health Sciences Acquisitions Corporation), a Delaware corporation, Immunovant Sciences Ltd. (“ISL”), a Bermuda exempted limited company, the stockholders of ISL and Roivant Sciences Ltd., a Bermuda exempted limited company, as representative of such stockholders; (ii) up to 2,452,062 additional shares of common stock issuable pursuant to the Share Exchange Agreement upon the satisfaction of certain conditions (as described in the Prospectus, of which 1,226,031 shares were issued in May 2020); (iii) up to 2,875,000 shares of common stock held by Health Sciences Holdings, LLC; and (iv) up to 902,498 shares of common stock purchased by RTW Master Fund Ltd., RTW Innovation Master Fund, Ltd. and RTW Venture Fund Limited in open market transactions. The Prospectus also related to the offer and sale of up to 5,750,000 shares of common stock that were issuable upon the exercise of our previously outstanding warrants, all of which have been exercised or redeemed.

Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “IMVT.” On August 24, 2020, the last reported sale price of our common stock on Nasdaq was $33.48 per share.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and our other filings with the Securities and Exchange Commission.

Investing in our securities involves risks. See “Risk Factors ” beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission in the United States nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated August 25, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2020

Immunovant, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38906	83-2771572
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 West 37th Street New York, NY	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (917) 580-3099

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	IMVT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 7.01	Regulation FD Disclosure.

On August 25, 2020, Immunovant, Inc. (“Immunovant”) issued a press release and held a conference call announcing topline results from its ASCEND MG trial. A copy of the press release and the presentation discussed on the conference call are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

The information furnished under this Item 7.01, including Exhibits 99.1 and 99.2, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or subject to the liabilities of that section. The information shall not be deemed incorporated by reference into any other filing with the Securities and Exchange Commission (the “SEC”) made by Immunovant, regardless of any general incorporation language in such filing.

Item 8.01	Other Events.

On August 25, 2020, Immunovant issued a press release announcing topline results from its ASCEND MG trial.

The ASCEND MG trial is a multi-center, randomized, placebo-controlled Phase 2a clinical trial designed to evaluate the safety, tolerability, pharmacodynamics, and efficacy of IMVT-1401 in patients with moderate-to-severe generalized myasthenia gravis (“MG”). Results from the six-week treatment period included three arms: 340 mg IMVT-1401 weekly (N=5), 680 mg IMVT-1401 weekly (N=5), and placebo (N=5). Initially, the trial had a target enrollment of 21 patients, however, after taking into consideration the impact of COVID-19 as well as recent data from other anti-FcRn programs that have validated this mechanism in MG, Immunovant elected to unblind and report the study with 15 patients enrolled.

As evaluated in a pre-specified, pooled analysis of 15 patients who completed Day 42, IMVT-1401-treated patients (N =10) showed a mean 3.8-point improvement on the MG Activities of Daily Living (“MG-ADL”) scale vs. a mean decline of +0.6 for placebo, a result that was statistically significant (p = 0.029). IMVT-1401-treated patients also showed a highly statistically significant improvement on the MG Composite (“MGC”) scale, with an average improvement of 8.0 points vs. a mean decline of +1.4 for placebo (p = 0.006).

MG-ADL responder rates, defined as the percentage of patients showing a > 2-point improvement, were 60% for IMVT-1401-treated patients vs. 20% for placebo. MG-ADL deep responder rates, defined in the study as the percentage of patients showing a > 6-point improvement, were 40% for IMVT-1401-treated patients vs. 0% for placebo. MGC deep responder rates, defined in the study as the percentage of patients showing a > 10-point improvement, were 40% for IMVT-1401-treated patients vs. 0% for placebo.

Consistent with previously reported Phase 1 results, IMVT-1401 was observed to be well-tolerated with no serious adverse events reported, no withdrawals due to adverse events, and no imbalance in headaches. Mean reductions in total serum IgG from baseline to Day 42 for the 340 mg and 680 mg cohorts were 59% and 76%, respectively.

In addition, Immunovant has updated its anticipated clinical development timelines. Immunovant anticipates initiating its Phase 3 clinical trial of IMVT-1401 in patients with MG in the first half of calendar year 2021. Immunovant currently remains on track to report initial results from its ASCEND GO-2 trial, a Phase 2b clinical trial of IMVT-1401 for thyroid eye disease in the United States, Canada and Europe, in the first half of calendar year 2021. Immunovant plans to report initial results from the high-dose cohort of its Phase 2a trial of IMVT-1401 in patients with warm autoimmune hemolytic anemia in the first quarter of calendar year 2021. Immunovant intends to announce three new indications over the next 12 months.

This Current Report on Form 8-K contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as “may,” “might,” “will,” “would,” “should,” “expect,” “believe,” “estimate,” and other similar expressions are intended to identify forward-looking statements. For example, all statements Immunovant makes regarding the timing, progress and reporting of results of its clinical programs and the timing of the announcement of future indications are forward-looking. All forward-looking statements are based on estimates and assumptions by

Immunovant’s management that, although Immunovant believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Immunovant expected. Such risks and uncertainties include, among others, initial results or other preliminary analyses or results of early clinical trials may not be predictive of final trial results or of the results of later clinical trials; future clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this Current Report on Form 8-K; any product candidates that Immunovant develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; Immunovant’s product candidates may not be beneficial to patients, or even if approved by regulatory authorities, successfully commercialized; the potential impact of the ongoing COVID-19 pandemic on Immunovant’s clinical development plans and timelines; Immunovant’s business is heavily dependent on the successful development, regulatory approval and commercialization of its sole product candidate, IMVT-1401; and Immunovant will require additional capital to fund its operations and advance IMVT-1401 through clinical development. These and other risks and uncertainties are more fully described in Immunovant’s periodic and other reports filed with the SEC, including in the section titled “Risk Factors” in Immunovant’s most recent Quarterly Report on Form 10-Q filed with the SEC on August 12, 2020, and Immunovant’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Immunovant undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.

99.1	Press release dated August 25, 2020.

99.2	Presentation dated August 25, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 25, 2020	IMMUNOVANT, INC.

	By:	/s/ Peter Salzmann, M.D.
Peter Salzmann, M.D.
Chief Executive Officer